Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts
Investors: Peter Vozzo, 301-398-4358
Media: Jamie Lacey, 301-398-4035
http://www.medimmune.com

MEDIMMUNE REPORTS FINANCIAL RESULTS FOR 2006

- Fourth Quarter and Full Year Earnings for 2006 Up Dramatically Over 2005 -

- Fourth Quarter Total Revenues Increase 7 Percent -

- Company Confirms Significant Growth Objectives for 2007 -

Recent Highlights

•      Fourth quarter 2006 adjusted earnings were $0.64 per diluted share vs. adjusted earnings of $0.08 per diluted share for the 2005 quarter

•      Full year adjusted earnings in 2006 were $0.30 per diluted share vs. adjusted earnings of $0.13 per diluted share in 2005

•      Reported U.S. sales of Synagis® increased 6 percent for both 2006 fourth quarter and first half of 2006-2007 RSV season

•      Sales of FluMist® increased 71 percent for full year 2006 and 128 percent for the fourth quarter

•      Other Revenues increased 130 percent in the 2006 fourth quarter and 143 percent for full year 2006

•      Refrigerated FluMist approved in United States

•      First licensing of reverse genetics technology

•      Numax® achieved primary endpoint in comparative Phase 3 trial versus Synagis

•      Inflammatory disease pipeline expanded with Phase 1 monoclonal antibody targeting IL-5 for treatment of asthma

•      School-based vaccination program with FluMist published in December 2006 issue of The New England Journal of Medicine

•      CytoGam® sold to ZLB Behring AG

GAITHERSBURG, MD, February 7, 2007 – MedImmune, Inc. (Nasdaq: MEDI) announced today that total revenue for 2006 grew to approximately $1.3 billion from approximately $1.2 billion in 2005. MedImmune’s fourth quarter total revenues increased 7 percent to $529 million driven by gains in Synagis (palivizumab), FluMist (Influenza Vaccine Virus Live, Intranasal) and Other Revenue. In the 2005 fourth quarter, total revenues were $492 million.

MedImmune also announced today that it had exceeded its earnings guidance for 2006 by reporting net earnings of $75 million, or $0.30 per diluted share, excluding share-based compensation expense. Including share-based compensation, MedImmune’s net earnings for 2006 were $49 million, or $0.20 per diluted share, as calculated in accordance with generally accepted accounting principles (GAAP). In 2005, when share-based compensation was not included in results of operations, MedImmune’s GAAP net loss was $17 million, or $0.07 per share. Adjusted earnings for 2005 of $31 million, or $0.13 per diluted share, exclude the impact of acquired in-process research and development (IPR&D) associated with the 2005 acquisition of Cellective Therapeutics, Inc. and certain transition costs.

For the 2006 fourth quarter, MedImmune’s net earnings were $155 million, or $0.64 per diluted share, excluding share-based compensation. Including share-based compensation, MedImmune’s GAAP net earnings in the 2006 fourth quarter were $121 million, or $0.50 per diluted share. This compares to a GAAP net loss of $22 million, or $0.09 per share in the 2005 fourth quarter. Adjusted earnings for the fourth quarter of 2005 were $21 million, or $0.08 per diluted share.

“During 2006, we made major progress in building key aspects of our business to be prepared for the substantial growth we have projected for 2007 through 2009,” said David M. Mott, MedImmune’s president and chief executive officer. “In addition to the improvements in our commercial capabilities, we made significant investments in research and development, facilities, systems and processes, and our general infrastructure.”

Product Sales

In the fourth quarter of 2006, worldwide sales of Synagis grew to $457 million from $439 million in the 2005 quarter, due primarily to an increase in reported sales for the U.S. to $403 million in the 2006 period from $379 million in 2005. As expected, worldwide sales of Synagis for the full year totaled $1.1 billion in both 2006 and 2005.

Sales of FluMist for the 2006 fourth quarter increased 128 percent to $18 million and increased 71 percent for all of 2006 to $36 million. Comparatively, sales of FluMist in 2005 were $8 million in the fourth quarter and $21 million for the full year.

Sales of Ethyol were $20 million in the 2006 fourth quarter and $87 million for the year, while sales of the product were $25 million in the fourth quarter and $95 million for all of 2005.

Other Revenues

For both the year and the fourth quarter of 2006, Other Revenue increased substantially over the comparable periods in 2005. These increases resulted from royalties and milestones from licensing arrangements associated with human papillomavirus vaccines (HPV), government contracting, and higher RSV franchise-related revenue associated with international distribution.

For the year, Other Revenues increased 143 percent to $56 million from $23 million in 2005. Contributing to the 2006 total was approximately $26 million in HPV-related revenues, $18 million in RSV franchise-related revenue and approximately $12 million from government contracting and other sources. In 2005, MedImmune’s Other Revenues included approximately $3 million in HPV-related revenues, $17 million from RSV-associated revenues, and approximately $3 million from other sources.

For the 2006 fourth quarter, Other Revenues more than doubled to $24 million from $10 million in the 2005 fourth quarter. The 2006 quarter includes about $14 million in HPV-related revenues, $5 million in RSV franchise-related revenues and $5 million from government contracting and other sources. These compare to the 2005 fourth quarter when the company had approximately $3 million from HPV revenues, approximately $7 million from the RSV franchise, and about $1 million from other sources.

Margin and Operating Expense Analysis

On January 1, 2006, MedImmune adopted the new accounting standard (Statement of Financial Accounting Standards No. 123R) that requires the company to recognize costs associated with share-based compensation arrangements, including stock options. Share-based compensation expense, before taxes, was approximately $10 million in the 2006 fourth quarter and $34 million for full year 2006. These costs are reflected in cost of goods sold, research and development (R&D) and selling, general and administrative expenses (SG&A). To aid investors in understanding the underlying components of our business, MedImmune has separately identified the share-based compensation expense in the following discussion.

Gross Margins

MedImmune’s gross margins on product sales for 2006 were 73 percent versus 72 percent in 2005. For the fourth quarter 2006, MedImmune’s gross margins on product sales were 73 percent versus 71 percent in the 2005 fourth quarter. Share-based compensation did not have a material impact on gross margins in 2006.

Research and Development

Excluding the impact of share-based compensation expense, MedImmune’s R&D expense increased in 2006 to $438 million, or 36 percent of product sales, from $383 million, or 31 percent of product sales, in 2005, due to greater expense associated with collaborations and licensing arrangements. Including share-based compensation, MedImmune’s R&D expenses for 2006 were $449 million.

For the 2006 fourth quarter, MedImmune’s R&D expense, excluding the impact of share-based compensation, decreased to $102 million from $117 million in the 2005 quarter due to lower clinical trial expense associated with the completion of pivotal Phase 3 trials for Numax and refrigerated FluMist. Including the impact of share-based compensation, R&D expense for the fourth quarter of 2006 was $105 million.

Selling, General and Administrative

Excluding the impact of share-based compensation expense, SG&A expenses increased to $519 million in 2006 from $498 million in 2005. The increase was primarily due to increased amortization expense associated with the 2005 reacquisition of full promotion rights to Synagis in the United States, the expansion of MedImmune’s commercial organization in the first half of 2006, and higher legal and other professional services fees. These increases were partially offset by the reduction in co-promotion expense to Abbott Laboratories that totaled $95 million in 2006 and $192 million in 2005. Including share-based compensation, MedImmune’s SG&A expense for 2006 was $541 million.

For the 2006 fourth quarter, MedImmune’s SG&A expenses, excluding the impact of share-based compensation, decreased to $153 million from $199 million in the 2005 fourth quarter, due primarily to the absence of co-promotion expense to Abbott (which had been $81 million in the comparable 2005 quarter), partially offset by increased personnel costs and higher legal and other professional services fees. Including share-based compensation expense, SG&A expenses were $159 million for the 2006 fourth quarter.

Gains on Sale of Asset and Investment Activities

During the fourth quarter of 2006, MedImmune completed the sale of the CytoGam (cytomegalovirus immune globulin intravenous (human)) product line, recognizing a gain of $49 million. Also during the fourth quarter of 2006, MedImmune realized gains of $42 million, after impairment charges of $6 million, primarily from the sale of two investments in its venture capital investment portfolio. For all of 2006, gains on investment activities totaled $34 million, net of impairment charges of $15 million.

Taxes

MedImmune’s effective tax rate for 2006, excluding the impact of share-based compensation expense, was 31 percent. This compares to an effective tax rate of 41 percent in 2005, which excludes the impact of charges associated with non-deductible acquired IPR&D related to the acquisition of Cellective Therapeutics, Inc. and a correction of deferred taxes. The decrease in MedImmune’s effective tax rate resulted primarily from higher pre-tax income and the release of valuation allowances associated with the utilization of tax credit carryforwards used to offset higher taxable income. Including the impact of share-based compensation, MedImmune’s effective tax rate for 2006 was 35 percent.

Financial Condition and Liquidity

Cash and marketable securities at December 31, 2006 and 2005 were $1.5 billion. The issuance of $1.15 billion of convertible senior notes in June 2006 was used in part to retire $490 million of 1% convertible note debt, and for related hedging transactions of $140 million and the concurrent repurchase of $148 million of common stock. During all of 2006, approximately 11 million shares of common stock were repurchased at a total cost of about $328 million. Cash expended for capital investments in 2006 totaled $142 million, and payments of approximately $230 million related to the reacquisition of U.S. co-promotion rights for Synagis.

2007 Guidance

MedImmune is confirming its guidance for 2007 issued on December 6, 2006. In the aggregate, MedImmune expects that the impact of share-based compensation expense before taxes for 2007 will be approximately $31 million to $33 million, or approximately $0.09 to $0.10 in diluted EPS. The remaining guidance below excludes share-based compensation expense.

For 2007, MedImmune anticipates that total revenue will grow to approximately $1.5 billion and that diluted EPS will be in the range of $0.90 to $0.95. MedImmune also anticipates that, as a percentage of product sales: gross margins will be about 74 percent; R&D will be in the range of 28 to 30 percent; and SG&A will be about 35 percent. MedImmune also expects that in 2007 its tax rate will be approximately 36 percent of pretax income; its net other income will be approximately 3 to 4 percent of product sales; and that it will end the year with approximately 245 million diluted shares.

Guidance and objectives provided by the company are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. For a discussion of the risks associated with these forward-looking statements, see the Disclosure Notice below.

DISCLOSURE NOTICE AND FORWARD LOOKING STATEMENTS

This announcement contains historical financial information as of and for the years and three-month periods ended December 31, 2006 and December 31, 2005 that is unaudited (except for the GAAP information as of and for the year ended December 31, 2005), and MedImmune assumes no obligation to update this information based on new information or future performance except as may be required by applicable law or regulation.

This announcement also contains forward-looking statements regarding MedImmune’s future financial performance and business prospects. Those statements involve substantial risks and uncertainties and are present in the section captioned “2007 Guidance,” as well as other sections containing statements with words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project” or other terms of similar meaning. Those statements reflect management’s current beliefs and are based on numerous assumptions, which MedImmune cannot control and which may not develop as MedImmune expects for reasons set forth in MedImmune’s Annual Report on Form 10-K for the year ended December 31, 2005, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K filed for events occurring in 2006 and other public disclosures and filings with the U.S. Securities and Exchange Commission. Consequently, actual results may differ materially from those projected in the forward-looking statements.

MedImmune is developing several products for potential future marketing and the overall success of these development efforts is important for the company’s long-term prospects. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance is received, such products will ultimately achieve commercial success.

This press release, including the reconciliation of certain historical data presented in this release to their most comparable GAAP measures, can be found on MedImmune’s website at http://www.medimmune.com in the box marked “News” or with the archived press releases on the Investor Summary page.

Conference Call & Webcast

MedImmune is offering a live webcast of a discussion by MedImmune management of its earnings and other business results on Wednesday, February 7, 2007 at 8:00 a.m. eastern time. The live webcast may be accessed in the investor section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via the MedImmune website until February 14, 2007. An audio replay of the webcast will be available beginning at 10:00 a.m. eastern time on February 7, 2007 and ending at midnight March 7, 2007 by calling (888) 286-8010. The passcode for the audio replay is 82738510.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious disease, cancer and inflammatory diseases. With more than 2,500 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

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CytoGam® is a registered trademark of ZLB Behring AG.

- Tables Follow -

MedImmune, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)	(Audited)
Revenues:
Product sales	$504.8	$481.6	$1,221.2	$1,221.0
Other revenue	23.9	10.4	55.6	22.9
Total Revenue	528.7	492.0	1,276.8	1,243.9

Costs and expenses:
Cost of sales	137.1	140.2	327.7	336.7
Research and development	105.3	116.8	448.9	382.6
Selling, general and administrative	159.1	198.9	541.2	498.4
Other operating expenses	2.3	3.2	16.0	12.5
Acquired in-process research and development (IPR&D)	—	43.7	—	48.4
Gain on sale of asset	(48.5)	—	(48.5)	—
Technology transfer and transition expenses	—	0.1	—	2.0
	355.3	502.9	1,285.3	1,280.6

Operating income (loss)	173.4	(10.9)	(8.5)	(36.7)
Interest income, net	10.9	9.6	49.1	52.8
Gain (loss) on investment activities	42.1	(8.1)	34.0	(8.6)

Earnings (loss) before income taxes	226.4	(9.4)	74.6	7.5
Provision for income taxes	105.7	13.0	25.9	24.1
Net earnings (loss)	$120.7	$(22.4)	$48.7	$(16.6)

Basic earnings (loss) per share	$0.50	$(0.09)	$0.20	$(0.07)

Shares used in computing basic earnings (loss) per share	239.4	246.4	243.1	246.9

Diluted earnings (loss) per share	$0.50	$(0.09)	$0.20	$(0.07)

Shares used in computing diluted earnings (loss) per share	242.5	246.4	246.3	246.9

MedImmune, Inc.

Reconciliation of GAAP Results to Adjusted Results

(in millions, except per share data)

(Unaudited)

Presented in the following table is a reconciliation of reported net earnings (loss) under GAAP to net earnings excluding the impact of employee share-based compensation expense and charges for acquired in-process research and development (IPR&D) and technology transfer and transition expense.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Item:
Net earnings (loss), as reported (1)	$120.7	$(22.4)	$48.7	$(16.6)
Share-based compensation expense (2)
Cost of sales (3)	0.7	—	1.4	—
Research and development	3.2	—	10.8	—
Selling, general and administrative	6.1	—	22.0	—
Acquired in-process research and development	—	43.7	—	48.4
Technology transfer and transition expense		0.1		2.0
	10.0	43.8	34.2	50.4

Income taxes	24.3	—	(7.9)	(2.4)

Net earnings, as adjusted	$155.0	$21.4	$75.0	$31.4

Basic earnings (loss) per share, as reported	0.50	(0.09)	0.20	(0.07)
Diluted earnings (loss) per share, as reported	0.50	(0.09)	0.20	(0.07)

Basic earnings per share, as adjusted	0.65	0.09	0.31	0.13
Diluted earnings per share, as adjusted	0.64	0.08	0.30	0.13

Shares used to compute earnings per share:
Basic, as reported	239.4	246.4	243.1	246.9
Diluted, as reported	242.5	246.4	246.3	246.9

Basic, as adjusted	239.4	246.4	243.1	246.9
Diluted, as adjusted	242.8	258.1	246.3	249.7

(1)             Prepared in accordance with accounting principles generally accepted in the United States.

(2)             Represents the addback of the noncash employee share-based compensation expense. Share-based compensation is comprised of incentive stock options, nonqualified stock options and the discount on stock purchased by employees.

(3)             Share-based compensation capitalized in inventory was $0.1 million in the three months ended December 31, 2006 and $1.6 million in 2006.

MedImmune, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31,	December 31,
	2006	2005
	(Unaudited)	(Audited)
Assets:
Cash and marketable securities	$1,505.2	$1,471.9
Trade and contract receivables, net	256.6	284.3
Inventory, net	85.3	69.4
Deferred taxes, net	298.1	186.6
Property and equipment, net	481.6	381.4
Intangible assets, net	219.4	323.5
Other assets	107.0	62.9
	$2,953.2	$2,780.0

Liabilities and shareholders' equity:
Accounts payable	$45.5	$37.0
Accrued expenses	278.4	335.1
Other liabilities	86.6	331.2
Debt	1,165.5	506.2
Shareholders' equity	1,377.2	1,570.5
	$2,953.2	$2,780.0

Common shares outstanding	238.6	247.0